MSB FINANCIAL CORP. RELEASES THIRD QUARTER EARNINGS

MILLINGTON, NJ, October 30, 2019 - MSB Financial Corp. (NASDAQ: MSBF) (the “Company”), parent company of Millington Bank, reported today the results of its operations for the three and nine months ended September 30, 2019.

The Company reported net income of $1.1 million, or $0.22 per diluted common share, for the three months ended September 30, 2019, compared to net income of $1.3 million, or $0.24 per diluted common share, for the three months ended September 30, 2018. Net income for the nine months ended September 30, 2019 was $2.9 million, or $0.55 per diluted common share, compared to net income of $3.6 million, or $0.66 per diluted common share, for the nine months ended September 30, 2018. The nine months ended September 30, 2019 were impacted by approximately $862,000 in additional professional expenses year over year in connection with the first audit of the Company's internal control over financial reporting. As the Company previously disclosed, in connection with the audit, management and outside auditors identified certain material weaknesses in internal control. While none of these material weaknesses resulted in any misstatement or material change to the reported results, they did cause the scope of the audit and consequently the related expense to increase significantly. Adjusting for the expense associated with the change in procedures, net income for the nine months ended September 30, 2019 would have been $3.4 million or $0.67 per diluted share.

Highlights for the quarter:

•
Return on average assets was 0.77% for the three months ended September 30, 2019 compared to 0.92% for the three months ended September 30, 2018 and return on average equity was 6.79% for the three months ended September 30, 2019 compared to 7.56% for the three months ended September 30, 2018.

•
Net interest margin decreased thirty-two basis points to 3.12% for the quarter ended September 30, 2019 from 3.44% for the quarter ended September 30, 2018. Contributing to the decrease in net interest margin was higher interest expense on deposits and borrowings.

•
The efficiency ratio, which is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, was 64.30% for the quarter ended September 30, 2019 as compared to 61.96% for the quarter ended September 30, 2018.

•
Non-performing assets represented 0.58% of total assets at September 30, 2019 compared with 0.71% at December 31, 2018. The allowance for loan losses as a percentage of total non-performing loans was 164.95% at September 30, 2019 compared to 136.83% at December 31, 2018.

•
The Company’s balance sheet at September 30, 2019 reflected an increase in total assets of $6.8 million compared to December 31, 2018, due to increases in interest earning demand deposits with banks and net loans receivable.

•
The effective tax rate increased to 31.2% for the quarter ended September 30, 2019 compared to 27.8% for the quarter ended September 30, 2018. The increase in tax rate was due to the true up of tax expense to the return during the third quarter.

Selected Financial Ratios
(unaudited; annualized where applicable)

As of or for the quarter ended:	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Return on average assets	0.77%	0.85%	0.36%	0.87%	0.92%
Return on average equity	6.79%	7.28%	3.05%	7.20%	7.56%
Net interest margin	3.12%	3.21%	3.19%	3.22%	3.44%
Net loans / deposit ratio	106.56%	118.62%	113.10%	119.43%	113.08%
Shareholders' equity / total assets	10.86%	11.42%	11.77%	11.40%	11.86%
Efficiency ratio	64.30%	62.97%	83.83%	62.51%	61.96%
Book value per common share	$12.35	$12.64	$12.46	$12.37	$12.70

Net Interest Income

Total interest income for the three months ended September 30, 2019 was flat at $6.2 million compared to the same three month period in 2018. Interest income was unchanged in the quarter ended September 30, 2019 compared to the comparable period in 2018, as a result of loan yields remaining relatively flat for most of the 2019 quarter. Total interest expense increased by $418,000, or 29.4%, to $1.8 million, for the three months ended September 30, 2019 compared to the same period in 2018 due to higher interest rates on deposits and borrowings during the 2019 period.

Net interest income for the three months ended September 30, 2019 decreased $414,000, or 8.71% to $4.3 million compared to the same three month period in 2018. The change for the three months ended September 30, 2019 was primarily the result of higher interest expense on deposits and borrowings. The annualized net interest spread was 2.85% and 3.23% for the three months ended September 30, 2019 and 2018, respectively. For the quarter ended September 30, 2019, the Company's annualized net interest margin decreased to 3.12% compared to 3.44% for the corresponding three-month period in 2018.

Total interest income for the nine months ended September 30, 2019, increased $1.1 million, or 6.41%, to $18.5 million compared to $17.3 million for the nine months ended September 30, 2018, as average earning assets increased $10.0 million year over year. In addition, the average interest earned on such assets increased 19 basis points. Total interest expense increased by $1.4 million, or 36.97%, to $5.3 million for the nine months ended September 30, 2019 compared to September 30, 2018, as average interest bearing liabilities increased $4.5 million year over year and the average cost of such liabilities increased -40 basis points.

Net interest income decreased $314,000, or 2.3%, to $13.2 million for the nine months ended September 30, 2019, compared to $13.5 million for the nine months ended September 30, 2018. Net interest spread and net interest margin for the nine months ended September 30, 2019, decreased 21 and 14 basis points, respectively, to 2.91% and 3.17%, compared to 3.12% and 3.31% for the nine months ended September 30, 2018. Net interest income and net interest margin decreased as the Company's deposit pricing has become more competitive year over year.

Provision for Loan Losses

The loan loss provision for the three months ended September 30, 2019 was zero compared to $60,000 for the same period in 2018. The loan loss provision for the nine months ended September 30, 2019 was zero compared to $240,000 for the same period in 2018. The decrease in the level of provision for loan loss primarily reflects lower loan growth in the current period in addition to the improvement of other credit metrics year over year.

Non-Interest Income and Non-Interest Expense

Non-interest income for the three months ended September 30, 2019 was $199,000, as compared to $190,000 for the same period in 2018. Non-interest expense, which consists of salaries and employee benefits, occupancy expense, professional services and other non-interest expenses totaled $2.9 million for the quarter ended September 30, 2019 compared to $3.1 million the same period in 2018.

Non-interest income for the nine months ended September 30, 2019 was $593,000, as compared to $602,000 for the same period in 2018. Non-interest expense totaled $9.7 million for the nine months ended September 30, 2019, as compared to $9.0 million for the same period in 2018. The increase in non-interest expense was primarily related to an increase in professional services expense.

Taxes

For the three months ended September 30, 2019, the Company recorded a $505,000 tax provision compared to $506,000 for the three months ended September 30, 2018. The effective tax rate increased to 31.2% for the quarter ended September 30, 2019, compared to 27.8% for the quarter ended September 30, 2018.

For the nine months ended September 30, 2019, the Company recorded a $1.2 million tax provision compared to a provision of $1.3 million for the nine months ended September 30, 2018. The effective tax rate increased to 30.0% for the nine months ended September 30, 2019, compared to 26.9% for the nine months ended September 30, 2018.

Quarterly Earnings Summary

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except for per share data)
For the quarter ended:	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Net interest income	$4,341	$4,411	$4,423	$4,459	$4,755
Provision for loan losses	—	—	—	—	60
Net interest income after provision for loan losses	4,341	4,411	4,423	4,459	4,695
Other income	199	204	190	198	190
Other expense	2,919	2,906	3,867	2,911	3,064
Income before income taxes	1,621	1,709	746	1,746	1,821
Income taxes (benefit)	505	487	232	491	506
Net income	$1,116	$1,222	$514	$1,255	$1,315
Earnings per common share:
Basic	$0.22	$0.24	$0.10	$0.24	$0.25
Diluted	$0.22	$0.24	$0.10	$0.24	$0.24
Weighted average common shares outstanding:
Basic	5,046,935	5,126,938	5,198,432	5,276,116	5,330,029
Diluted	5,070,353	5,155,258	5,237,329	5,317,305	5,388,577

Statement of Condition Highlights at September 30, 2019

•	Total assets amounted to $591.3 million at September 30, 2019, an increase of $6.8 million, or 1.16%, compared to December 31, 2018.

•	The Company’s total loans receivable, excluding the ALLL, were $512.9 million at September 30, 2019, an increase of $5.0 million, or 1.0%, from December 31, 2018.

•	Securities held to maturity were $38.1 million at September 30, 2019, a decrease of $1.4 million, or 3.6% compared to December 31, 2018.

•	Deposits increased $55.5 million, or 13.19%, to $476.1 million at September 30, 2019 compared to $420.6 million at December 31, 2018.

•	Borrowings totaled $47.3 million at September 30, 2019, a decrease of $47.0 million, or 49.85%, compared to $94.3 million at December 31, 2018.

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At:	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Cash and due from banks	$1,087	$1,200	$1,040	$1,558	$1,254
Interest-earning demand deposits with banks	14,638	14,473	9,771	10,242	20,817
Securities held to maturity	38,073	39,455	36,982	39,476	43,009
Loans receivable, net of allowance	507,270	494,192	489,445	502,299	494,848
Premises and equipment	8,136	8,006	8,088	8,180	8,323
Federal Home Loan Bank of New York stock, at cost	2,654	4,805	3,406	4,756	4,117
Bank owned life insurance	14,872	14,775	14,679	14,585	14,489
Accrued interest receivable	1,687	1,715	1,772	1,615	1,734
Other assets	2,836	2,863	2,910	1,789	1,803
Total assets	$591,253	$581,484	$568,093	$584,500	$590,394
Deposits	$476,064	$416,607	$432,754	$420,579	$437,597
Borrowings	47,275	95,075	64,275	94,275	80,075
Other liabilities	3,694	3,423	4,172	3,000	2,714
Stockholders' equity	64,220	66,379	66,892	66,646	70,008
Total liabilities and stockholders' equity	$591,253	$581,484	$568,093	$584,500	$590,394

Loans

At September 30, 2019, the Company’s net loan portfolio totaled $507.3 million, an increase of $5.0 million, or 1.0%, compared to $502.3 million at December 31, 2018. The allowance for loan losses amounted to $5.7 million at September 30, 2019 and December 31, 2018.

At September 30, 2019, the loan portfolio primarily consisted of commercial real estate loans (40.6%) and residential mortgages (29.9%). Commercial and industrial loans represented 20.9% of the portfolio, while construction loans accounted for 8.5% of the portfolio. Total gross loans receivable increased $12.9 million to $532.0 million at September 30, 2019, compared to $519.1 million at December 31, 2018. The increase primarily reflects an increase in commercial loans of $21.7 million and a decrease of $8.7 million in residential mortgages, as the Company continues to focus on commercial lending.

The following table shows the composition of the Company's loan portfolio as of the dates indicated.

Loans (unaudited)

(dollars in thousands)
At quarter ended:	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Residential mortgage:
One-to-four family	$135,657	$139,119	$140,043	$143,391	$147,127
Home equity	23,385	23,596	25,160	24,365	25,494
Total residential mortgage	159,042	162,715	165,203	167,756	172,621
Commercial and multi-family real estate	216,095	207,866	206,653	212,606	209,283
Construction	45,404	42,356	37,319	29,628	28,788
Commercial and industrial - Secured	59,248	50,802	49,640	60,426	56,331
Commercial and industrial - Unsecured	51,832	56,672	53,791	48,176	45,518
Total commercial loans	372,579	357,696	347,403	350,836	339,920
Consumer loans	411	425	470	540	580
Total loans receivable	532,032	520,836	513,076	519,132	513,121
Less:
Loans in process	18,598	20,447	17,443	10,677	12,142
Deferred loan fees	503	536	530	501	475
Allowance	5,661	5,661	5,658	5,655	5,656
Total loans receivable, net	$507,270	$494,192	$489,445	$502,299	$494,848

Asset Quality

At September 30, 2019 and December 31, 2018 non-performing loans totaled $3.4 million and $4.1 million, or 0.58% and 0.71% of total assets, respectively. Nonperforming loans decreased slightly since year end 2018, as two relationships were resolved in the second and third quarters, while one new relationship was added in the third quarter. Total delinquent loans (including nonperforming delinquent loans) were $4.5 million at September 30, 2019, a decrease of $1.8 million from December 31, 2018. The allowance for loan losses as a percentage of total loans was 1.10% and 1.11% at September 30, 2019 and at December 31, 2018, respectively, while the allowance for loan losses as a percentage of non-performing loans increased to 164.95% at September 30, 2019 from 136.83% at December 31, 2018. The ratio of non-performing loans to total loans was 0.67% at September 30, 2019 compared to 0.81% at December 31, 2018.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Non-accrual loans	$3,432	$3,681	$3,839	$4,131	$2,746
Loans 90 days or more past due and still accruing	—	355		2	101
Total non-performing loans	$3,432	$4,036	$3,839	$4,133	$2,847

Non-performing assets / total assets	0.58%	0.69%	0.68%	0.71%	0.48%
Non-performing loans / total loans	0.67%	0.81%	0.78%	0.81%	0.57%
Net charge-offs (recoveries)	$—	(4)	(3)	—	—
Net charge-offs (recoveries) / average loans (annualized)	—%	—%	—%	—%	—%
Allowance for loan loss / total loans	1.10%	1.13%	1.14%	1.11%	1.13%
Allowance for loan losses / non-performing loans	164.95%	140.26%	147.38%	136.83%	198.67%

Total assets	$591,253	$581,484	$568,093	$584,500	$590,394
Gross loans, excluding ALLL	$512,931	$499,853	$495,103	$507,954	$500,504
Average loans	$502,632	$498,799	$502,149	$499,368	$499,082
Allowance for loan losses	$5,661	$5,661	$5,658	$5,655	$5,656

Deposits

Total deposits increased to $476.1 million from $420.6 million compared to year-end 2018. Certificates of deposit and interest bearing deposits increased $41.0 million and $17.5 million, respectively. Certificates of deposit increased to $161.8 million as compared to $120.9 million at December 31, 2018, while interest bearing deposits increased to $151.7 million as compared to $134.1 million at December 31, 2018. In addition, money market deposits increased $1.6 million to $17.8 million as compared to $16.2 million at December 31, 2018. Offsetting the increases was a decrease in savings deposits of $5.0 million. Savings deposits decreased to $97.8 million compared to $102.7 million at December 31, 2018.

The following table shows the composition of the Company's deposits as of the dates indicated.

Deposits (unaudited)

(dollars in thousands)
At quarter ended:	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Demand:
Non-interest bearing	$47,026	$49,799	$49,429	$46,690	$45,501
Interest-bearing	151,662	101,678	123,420	134,123	150,248
Savings	97,787	97,898	103,109	102,740	102,434
Money market	17,770	18,780	17,182	16,171	12,822
Time	161,819	148,452	139,614	120,855	126,592
Total deposits	$476,064	$416,607	$432,754	$420,579	$437,597

Capital

At September 30, 2019, the Company's total stockholders' equity amounted to $64.2 million, or 10.86% of total assets, compared to $66.6 million at December 31, 2018. The Company’s book value per common share was $12.35 at September 30, 2019, compared to $12.46 at December 31, 2018. The decrease in stockholders' equity was primarily due to the repurchase of 183,100 shares for a total of $3.0 million and the declaration of a $2.6 million dividend, with the remaining difference related to ESOP, restricted stock and stock option accounting activity, partially offset by net income of $2.9 million from the period.

At September 30, 2019, the Bank’s common equity tier 1 ratio was 11.47%, tier 1 leverage ratio was 10.47%, tier 1 capital ratio was 11.47% and the total capital ratio was 12.56%. At December 31, 2018, the Bank’s common equity tier 1 ratio was 11.90%, tier 1 leverage ratio was 10.71%, tier 1 capital ratio was 11.90% and the total capital ratio was 13.00%. At September 30, 2019, the Bank was in compliance with all applicable regulatory capital requirements.

The following table sets forth the Company's consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(dollars in thousands)
For the quarter ended:	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Loans	$502,632	$498,799	$502,149	$499,368	$499,082
Securities held to maturity	39,181	36,796	37,899	41,460	43,871
Allowance for loan losses	(5,661)	(5,659)	(5,656)	(5,686)	(5,624)
All other assets	43,039	42,671	42,778	41,211	37,466
Total assets	$579,191	$572,607	$577,170	$576,353	$574,795
Non-interest bearing deposits	$46,373	$49,861	$46,962	$48,172	$43,495
Interest-bearing deposits	381,262	368,679	367,434	372,474	386,364
Borrowings	81,863	83,814	92,780	83,440	73,077
Other liabilities	3,921	3,087	2,623	2,585	2,320
Stockholders' Equity	65,772	67,166	67,371	69,682	69,539
Total liabilities and shareholders' equity	$579,191	$572,607	$577,170	$576,353	$574,795

Non-GAAP Financial Measures

This release references adjusted net income, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure. Adjusted net income is derived from GAAP net income less the $862,000 in additional expenses associated with the expanded audit scope and identification of material weaknesses and tax effected at a rate of 31%. We believe the presentation of adjusted net income is appropriate as it better enables an investor to analyze the performance of our core business year over year without the impact of unusual items.

The following tables reconcile adjusted net income to net income and adjusted diluted earnings per share to diluted earnings per share:

	Nine months ended September 30,
	2019	2018
(dollars in thousands)
Net income	$2,852	$3,580
Professional expenses associated with increased audit scope and identification of material weaknesses	862	—
Tax adjustment using an assumed tax rate of 31%	(267)	—
Adjusted net income	$3,447	$3,580

	Nine Months Ended September 30,
(In Thousands, Except Per Share Data)	2019	2018
Numerator:
Net income	$3,447	$3,580

Denominator:
Weighted average common shares	5,124	5,377
Dilutive potential common shares	31	72
Weighted average fully diluted shares	5,155	5,449

Earnings per share:
Dilutive	$0.67	$0.66

CEO Outlook

"The Company continues to consider additional ways to offset recent interest rate cuts by the Federal Reserve Board that are impacting our interest rate sensitive assets in a segment of our loan portfolio," stated Michael Shriner, President and Chief Executive Officer. Mr. Shriner added, "through the use of untapped funding sources like short-term brokered deposits and other funding products, the Company has been able to reduce funding rates."

Mr. Shriner further stated “the Company has also begun reducing interest rates on some of the deposit products that were instrumental in helping us grow over the past several years. When taking all of these measures into account, we believe that our cost of funds appears to have peaked during the third quarter and we should begin seeing a decrease in our funding costs as we approach year end."

Forward Looking Statement Disclaimer
The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. Factors that may cause actual results to differ from those contemplated include our continued ability to grow the loan portfolio, the impact of the passage of the Tax Cuts and Jobs Act, our continued ability to manage cybersecurity risks and our continued ability to successfully remediate our identified internal control weaknesses.

Contact:	Michael A. Shriner, President & CEO
(908) 647-4000
mshriner@millingtonbank.com

MSB Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition
	At September 30, 2019	At December 31, 2018
(Dollars in thousands, except per share amounts)
Cash and due from banks	$1,087	$1,558
Interest-earning demand deposits with banks	14,638	10,242
Cash and Cash Equivalents	15,725	11,800
Securities held to maturity (fair value of $37,846 and $38,569, respectively)	38,073	39,476
Loans receivable, net of allowance for loan losses of $5,661 and $5,655, respectively	507,270	502,299
Premises and equipment	8,136	8,180
Federal Home Loan Bank of New York stock, at cost	2,654	4,756
Bank owned life insurance	14,872	14,585
Accrued interest receivable	1,687	1,615
Other assets	2,836	1,789
Total Assets	$591,253	$584,500
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$47,026	$46,690
Interest bearing	429,038	373,889
Total Deposits	476,064	420,579
Advances from Federal Home Loan Bank of New York	47,275	94,275
Advance payments by borrowers for taxes and insurance	741	749
Other liabilities	2,953	2,251
Total Liabilities	527,033	517,854
Stockholders' Equity
Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01; 49,000,000 shares authorized; 5,201,016 and 5,389,054 issued and outstanding at September 30, 2019 and December 31, 2018, respectively	52	54
Paid-in capital	41,980	44,726
Retained earnings	23,738	23,498
Unearned common stock held by ESOP (171,292 and 179,464 shares, respectively)	(1,550)	(1,632)
Total Stockholders' Equity	64,220	66,646
Total Liabilities and Stockholders' Equity	$591,253	$584,500

MSB Financial Corp. and Subsidiaries

Consolidated Statements of Income
	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(in thousands except per share amounts)
Interest Income
Loans receivable, including fees	$5,784	$5,788	$17,253	$16,360
Securities held to maturity	273	304	824	763
Other	122	83	376	219
Total Interest Income	6,179	6,175	18,453	17,342
Interest Expense
Deposits	1,360	1,014	3,751	2,795
Borrowings	478	406	1,528	1,059
Total Interest Expense	1,838	1,420	5,279	3,854
Net Interest Income	4,341	4,755	13,174	13,488
Provision for Loan Losses	—	60	—	240
Net Interest Income after Provision for Loan Losses	4,341	4,695	13,174	13,248
Non-Interest Income
Fees and service charges	81	78	246	252
Income from bank owned life insurance	97	97	287	292
Other	21	15	60	58
Total Non-Interest Income	199	190	593	602
Non-Interest Expenses
Salaries and employee benefits	1,581	1,625	4,988	5,107
Directors compensation	132	121	391	365
Occupancy and equipment	388	390	1,148	1,172
Service bureau fees	171	107	365	251
Advertising	6	18	19	31
FDIC assessment	—	71	89	194
Professional services	422	528	2,069	1,217
Other	219	204	623	613
Total Non-Interest Expenses	2,919	3,064	9,692	8,950
Income before Income Taxes	1,621	1,821	4,075	4,900
Income Tax Expense	505	506	1,223	1,320
Net Income	$1,116	$1,315	$2,852	$3,580
Earnings per share:
Basic	$0.22	$0.25	$0.56	$0.67
Diluted	$0.22	$0.24	$0.55	$0.66

MSB Financial Corp. and Subsidiaries

Selected Quarterly Financial and Statistical Data
	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	9/30/2019	6/30/2019	9/30/2018
(unaudited)
Statements of Operations Data

Interest income	$6,179	$6,167	$6,175
Interest expense	1,838	1,756	1,420
Net interest income	4,341	4,411	4,755
Provision for loan losses	—	—	60
Net interest income after provision for loan losses	4,341	4,411	4,695
Other income	199	204	190
Other expense	2,919	2,906	3,064
Income before income taxes	1,621	1,709	1,821
Income tax expense (benefit)	505	487	506
Net Income	$1,116	$1,222	$1,315
Earnings (per Common Share)
Basic	$0.22	$0.24	$0.25
Diluted	$0.22	$0.24	$0.24
Statements of Condition Data (Period-End)
Investment securities held to maturity (fair value of $37,846, $39,201, and $41,765)	$38,073	$39,455	$43,009
Loans receivable, net of allowance for loan losses	507,270	494,192	494,848
Total assets	591,253	581,484	590,394
Deposits	476,064	416,607	437,597
Borrowings	47,275	95,075	80,075
Stockholders' equity	64,220	66,379	70,008
Common Shares Dividend Data
Cash dividends	$2,612	$—	$—
Weighted Average Common Shares Outstanding
Basic	5,046,935	5,126,968	5,330,029
Diluted	5,070,353	5,155,288	5,388,577
Operating Ratios
Return on average assets	0.77%	0.85%	0.92%
Return on average equity	6.79%	7.28%	7.56%
Average equity / average assets	11.36%	11.73%	12.10%
Book value per common share (period-end)	$12.35	$12.64	$12.70